EXHIBIT 10.9.1

FOUNDER’S STOCK OPTION AGREEMENT

This Founder’s Stock Option Agreement (the “Agreement”) is dated as of             , 2004 by and between Charles Rice (“Rice”), and [INSERT NAME] (“Optionee”).

The parties to this Agreement agree as follows:

1. Grant of Option.

Rice hereby grants to Optionee the right (the “Option”) to purchase all or any portion of [INSERT NUMBER] (            ) shares (the “Shares”) of the common stock of InterMetro Communications, Inc. (the “Company”) owned by Rice (the “Common Stock”) at a purchase price of $[INSERT PRICE] per share (the “Option Price”).

2. Term of Agreement.

This Agreement will terminate upon the earliest of the following events:

(a) Ten (10) years from the date of grant of the Option.

(b) In the case of the termination of Optionee’s position as an officer and director and employee and consultant of the Company, as the case may be, which results in a “Severance” as defined in Section 2(u) of the Company’s 2004 Stock Option Plan for Directors, Executive Officers, Employees and Key Consultants of InterMetro Communications, Inc. and its Subsidiaries (the “Plan”), this Agreement shall terminate with respect to all unvested Options on the date of the Severance, and with respect to vested Options, the earlier of (i) ten (10) years from the date of grant of the Option or (ii) one (1) year from the date of Severance if Optionee was disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code) at the time of his or her Severance, (iii) one (1) year from the date of Severance if the Optionee’s death caused the Severance or (iv) ninety (90) days immediately subsequent to his or her Severance for any other reason.

(c) Optionee’s Severance (whether by reason of death or otherwise) shall not accelerate the number of Shares with respect to which an Option may be exercised.

3. Exercisability. The Option shall vest and be exercisable in accordance with the following schedule:

Name of Grantee	Date of Grant	Number of Options	Vesting Schedule	Exercise Price	Expiration Date

(1)	Each stock option will confer upon the holder the right to purchase one share of the Company’s common stock owned by Rice from Rice for a price of $[INSERT PRICE] per share at any time from the vesting date to the expiration date.

4. Method of Exercising. This Option may be exercised by Optionee upon delivery of the following documents to Rice:

(a) Written notice specifying the number of full Shares to be purchased;

(b) Payment of the full purchase price therefor in cash, by check, or in such other form of lawful consideration as acceptable to Rice;

(c) Such agreements or undertakings that are required;

(d) Payment of any taxes which may be required; and

(e) Executed Shareholders’ Agreement in the form attached to this Agreement as Exhibit A.

5. Assignments.

(a) This Option shall be exercisable only by Optionee during Optionee’s lifetime.

(b) The rights of Optionee under this Agreement may not be assigned or transferred except by will or by the laws of descent and distribution.

6. No Rights as a Shareholder. Optionee shall have no rights as a shareholder of any Shares covered by this Option until the date a certificate for such Shares has been issued to him following the exercise of the Option.

7. Legends on Certificates. Optionee acknowledges that the certificates representing the Shares issued upon exercise of this Option may bear such legends and be subject to such restrictions on transfer as Rice or the Company may deem necessary to comply with all applicable state and federal securities laws and regulations.

8. Market Standoff. Optionee, if so requested by the Company or any representative of the underwriters in connection with any registration of the offering of any securities of the Company under the Securities Act of 1933, as amended (the “Act”), shall not sell or otherwise transfer any shares of Common Stock acquired upon the exercise of the Option granted herein during the period so requested by the Company or any representative of the underwriters following the effective date of a registration statement of the Company filed under the Act; provided, however, that such restriction shall not apply to Form S-8 and shall only apply to the first registration statement of the Company to become effective under the Act after the date of this Agreement which includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restriction until the end of such period.

9. Notices. Any notice to be given under the terms of this Agreement must be addressed to Rice at the principle office of the Company or at such other Address as Rice my specify in writing to Optionee, and any notice to be given to Optionee must be addressed to Optionee at the address maintained by the Company for Optionee or at such other address as Optionee may specify in writing to Rice.

10. Shareholders’ Agreement. Upon exercise of this Option, Optionee covenants to enter into the Shareholders’ Agreement attached to this Agreement as Exhibit A which authorizes Rice to vote on Optionee’s behalf in respect of all shares of capital stock of the Company (whether new or hereafter acquired) owned by Optionee through the exercise of stock options pursuant to this Agreement.

11. Other Agreements. Optionee agrees to execute any other documents reasonably requested by the Company or Rice which may be executed or prepared for execution by the common stockholders of the Company.

12. Binding Effect. This Agreement and any amendment hereto, will be binding upon the parties hereto, their successors, heirs, next of kin, executors, administrators, personal representatives, legal representatives, assignees, creditors, including receivers, and all other persons with notice or knowledge of the provisions hereof.

13. Choice of Law and Venue. This Agreement is made and entered into in the State of California. It is the intention of the parties that this Agreement will be subject to and will be governed by and construed in accordance with the internal laws of the State of California without reference to its choice of law provisions. Any legal proceeding arising out of this Agreement will be brought only in a state of federal court of competent jurisdiction sitting in the County of Los Angeles, State of California, and all parties hereto agree that venue will lie therein and agree to submit themselves to the personal jurisdiction of such court.

14. Construction. The captions contained in this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. The language of this Agreement will be construed as to its fair meaning and not strictly for or against any party.

15. Severability. The provisions of this Agreement are independent of and severable from each other, and no provision will be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. Further, if a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, such court may interpret, construe, rewrite or revise such provision, to the fullest extent allowed by law, so as to make it valid and enforceable consistent with the intent of the parties hereto.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original as against any party hereto whose signature appears hereon, and all of which will together constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bears the signatures of all of the parties reflected hereon as the signatories.

17. Arbitration. Any dispute under this Agreement will be resolved by binding arbitration conducted in accordance with the rules and procedures of the American Arbitration Association as they are then in effect in the County of Los Angeles, State of California. In order to select an arbitrator, each party to the dispute will select an arbitrator of its choice, and those selected arbitrators will then select by mutual agreement a single arbitrator for the proceeding. The decision of the arbitrator shall be final and binding on the parties to this Agreement, and judgment thereon may be entered in the Superior Court for the County of Los Angeles or any other court having jurisdiction. Each party to this Agreement will advance one-half of the arbitrator’s fees; however, all costs of the arbitration proceeding to enforce this Agreement, including attorneys’ fees and witness expenses, shall be paid by the party against whom the arbitrator rules. It is expressly agreed that the parties to any such arbitration may take discovery as contemplated and provided for by California Code of Civil Procedure §1283.05. Notwithstanding anything herein to the contrary, the parties hereto will not be required to submit a claim to arbitration if the claim is for temporary or preliminary equitable or injunctive relief that could not practicably be heard in a timely fashion through the arbitration process.

18. Release of Liability. Rice makes no representations or warranties regarding this Option or the Shares covered by this Option. Optionee hereby releases Rice from any and all damages or liability related to this Option and the Shares covered by this Option, including but not limited to the value of this Option or the Shares covered by this Option, any delay between the time this Option is exercised and the time the Shares covered by this Option are delivered to the Optionee, any tax consequences incurred by the Optionee as a result of the exercise of this Option or the sale of the Shares covered by this Option, or the transferability of this Option or the Shares covered by this Option.

IN WITNESS WHEREOF, Rice and Optionee have executed this Agreement as of the date first above written.

OPTIONEE:	RICE:

[INSERT NAME]	Charles Rice

EXHIBIT A

SHAREHOLDERS’ AGREEMENT

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (the “Agreement”) is entered into as of the          day of                      20         in Simi Valley California by and between Charles Rice (the “Founder”), and              (the “Shareholder”).

RECITALS

WHEREAS, the Shareholder acquired from the Founder through the exercise of stock options and is the record owner of the shares (collectively, the “Shares”) of the common stock of InterMetro Communications, Inc. (the “Company”) noted in Schedule 1 of this Agreement.

WHEREAS, the Shareholder and the Founder desire to enter into an agreement which provides for the voting of the Shares and the disposition of the Shares in the event that the Shareholder seeks to dispose of his Shares or the Shareholder’s provision of services to the Company as an employee and officer and director and consultant, as the case may be, whether by reason of death, disability, or any other reason is terminated.

WHEREAS, the Shareholder and the Founder also wish to agree to certain other matters regarding the Shares.

WHEREAS, the Shareholders are also directors, officers, employees or consultants of the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. VOTING OF SHARES.

At any annual or special shareholders meeting, and whenever the shareholders of the Company act by written consent with respect to any matter, the Shareholder hereby authorizes the Founder to vote the Shares on his behalf for a period of ten (10) years from the date the Shareholder acquires the Shares from the Founder.

2. SALE OF SHARES.

Before there can be a valid sale or transfer of any of the Shares in the Company by the Shareholder, the Shareholder must first offer his Shares to the Founder in the following manner:

A. Delivery of Notice

The Shareholder shall deliver a notice (“Initial Notice”) in writing in the manner set forth in Paragraph 11 below to the Founder stating the price, terms and conditions of the proposed sale or transfer, and the identity of the proposed purchaser. For a period of ten (10) days thereafter, the Founder shall have the prior right to elect to purchase all or any portion of the Shares so offered at the purchase price and subject to the terms of payment set forth in subparagraph 2D below (the “Purchase Price”), provided, that the Founder must close the purchase within thirty (30) days after electing to purchase the Shares. The Founder shall exercise his rights by delivering to the Shareholder, in the manner set forth in Paragraph 11 below, a written offer to purchase all or any portion of the Shares within ten (10) days after receipt of the Initial Notice, and by closing the purchase within thirty (30) days thereafter.

B. Failure to Purchase all Shares

If the Founder does not elect to purchase all of the Shares referred to in the Initial Notice, the Shareholder may dispose of the Shares which the Founder has not elected to purchase to any person or persons he or she may so desire; provided, however, that (i) the Shareholder shall not transfer said Shares at a different price or on different terms than those specified in the Initial Notice; (ii) the contemplated sale must take place within sixty (60) days from the date of the Initial Notice or the Selling Shareholder must again comply with all of the requirements of this Paragraph 2, (iii) the sale or transfer may not occur if it would jeopardize the Subchapter S status of the Company, if the Company has elected Subchapter S status, (iv) the sale or transfer may not occur if the buyer is not a bona-fide buyer, and (v) the buyer must agree in writing to be bound by all of the terms and conditions of this Agreement. In any sale of Shares, the Shareholder shall comply with all federal and state securities laws, rules and regulations.

C. Waiver

The restrictions on transfer of Shares as provided herein, other than the restriction relating to the rules and regulations of any state or federal governmental agency, may be waived by the filing with the Secretary of the Company of a written waiver of said restrictions signed by the Founder. The waiver shall designate with particularity the transaction as to which the waiver is effective.

D. Payment Terms for Purchase by Founder

Should the Founder exercise the right to purchase the Shares of the Shareholder, then the Purchase Price shall be the price and terms stated in the Initial Notice of the Shareholder to the Founder given pursuant to subparagraph 2A above, unless the Founder elects in his sole discretion to pay the Purchase Price as follows: 33% of the Purchase Price payable in cash upon the closing, with the balance evidenced by a promissory note payable by the Founder to the Shareholder, secured by the Shares being sold, bearing interest at a rate equal to one percentage point in excess of the prime rate of interest charged by Bank of America in Los Angeles, California, from time to time, and payable 33% of the Purchase Price plus accrued interest on a date one year after the date of the issuance of the note, and 34% of the Purchased Price plus accrued interest on a date two years after the date of the issuance of the note.

E. Permitted Transfers

Notwithstanding anything else in this Agreement, Shares may be transferred at any time to the Shareholder’s children or to any trust for the benefit of the Shareholder or any such relative (provided the Shareholder is the trustee), without being subject to a purchase option by, or the prior consent of, the Founder; provided, that said transferees agree in writing to be bound by all of the terms of this Agreement; and provided further, that any such transfer which would impair the S status of the Company under the Internal Revenue Code of 1986, as amended (if an S election is then in effect), would be null and void in the absence of the appropriate approval of the Shareholders pursuant to the terms of this Agreement.

F. Termination of Marriage

In the event that the Shareholder’s marriage terminates and all or a portion of the Shareholder’s Shares are subject to transfer to the Shareholder’s spouse in the divorce proceedings or otherwise, the Founder shall have the same purchase rights as set forth in Paragraph 2A of this Agreement on the same terms and conditions as outlined in Paragraph 2, with the price equal to the value placed on the Shares by the court with jurisdiction over the proceedings; provided, however, in the event the Founder disagrees with the value placed on the Shares by the court, the price shall be determined as set forth in Paragraph 3B of this Agreement.

G. Successors and Assigns

Any successor to the Shareholder who obtains Shares pursuant to the events described in Paragraph 2 of this Agreement, even if not the Founder, shall be bound in writing by all of the terms of this Agreement.

3. DEATH OR BANKRUPTCY OF A SHAREHOLDER.

A. Option to Purchase Shares

Upon the (i) death of the Shareholder, or (ii) declaration of bankruptcy, assignment for the benefit of creditors or similar event regarding the insolvency of a Shareholder, whether voluntary or involuntary, which is not dismissed within sixty (60) days of said declaration, then the following shall apply: the Founder shall have the option to elect to purchase all or any portion of the Shares of the Shareholder referred to in (i) and (ii) above.

B. Purchase Price of Shares

The price of the Shares shall be equal to the fair market value of the Shares. The fair market value of the Shares shall be the average of the closing bid and ask prices of the Company’s common stock on the National Association of Securities Dealers Automated Quotation National Market System (“NMS”) on the date of death or declaration of bankruptcy, as the case may be. If the Company’s common stock is not quoted on the NMS, then the fair market value shall be the average of the closing bid and ask prices of the Company’s common stock on the National Association of Securities Dealers Automated Quotation System or any comparable system on the date of death or declaration of bankruptcy, as the case may be. If the Company’s common stock is not quoted on any system, then the fair market value shall be the fair market value as has been determined by resolution of the Board of Directors of the Company within last 90 days prior to the date of death or declaration of bankruptcy. If such determination is not available, the fair market value of the Shares will be determined by an independent business appraiser (“Appraiser”) selected by the mutual agreement of the Founder and the Shareholder (or the executor or representative of such Shareholder’s estate in the event of the death of the Shareholder), or if the Founder and Shareholder or his representative cannot mutually agree on the appointment of an Appraiser, then each party shall select an Appraiser and the two Appraisers selected will then select a third Appraiser whose determination of the fair value of the Shares will be binding. The process of determining the fair market value of the Shares under Paragraph 3B of this Agreement will be made as expeditiously as practicable and the costs incurred to determine the fair market value of the Shares under this Paragraph 3B of the Agreement will be borne equally by the Founder and the Shareholder (or the executor or representative of such Shareholder’s estate in the event of the death of the Shareholder).

C. Payment Terms for Shares

Payment for the Shares sold in accordance with this Paragraph 3 shall be made on the following terms: cash in the amount of twenty percent (20%) of the purchase price and a promissory note for the balance which shall have a maturity date within thirty-six (36) months of the date of the purchase of said Shares, bearing interest at the then Federal Discount Rate as determined on the 25th day of the preceding month at the San Francisco branch of the Federal Reserve Bank. The note shall provide for twelve equal quarterly payments of principal plus accrued interest with the first payment due on the thirtieth (30th) day following the purchase. The purchase shall be consummated within sixty (60) days after the appointment of a representative for the estate of the Shareholder, or one hundred twenty (120) days after receipt of notice of bankruptcy or similar proceedings of the Shareholder which are not dismissed within said period.

4. MARRIAGE OF SHAREHOLDER.

In the event Shareholder marries after the date of this Agreement, Shareholder’s spouse must sign the following spousal consent (the “Spousal Consent”) within sixty (60) days after the date of the marriage:

“The undersigned, the spouse of the Shareholder, hereby consents to his/her spouse’s execution of the Shareholders’ Agreement in regard to the Shares of InterMetro Communications, Inc., dated [            ], and agrees to be bound by the terms of the above-mentioned Agreement. The undersigned hereby irrevocably appoints his/her spouse as agent for the undersigned for the purpose of executing or performing any actions directly or indirectly relating to InterMetro Communications, Inc. and the above-mentioned Agreement, including, without limitation, amendments, supplements, waivers, consents, or approvals under the Agreement without further signature or consent of or notice to the undersigned.”

If the Shareholder’s spouse refuses to sign the Spousal Consent within sixty (60) days after the date of the marriage, Shareholder must promptly resell the Shares to the Founder for the same purchase price paid by the Shareholder. Shareholder hereby appoints and constitutes the Founder to be the Shareholder’s attorney-in-fact with power and authority to act in the Shareholder’s name and stead to execute any and all documents necessary to evidence the Shareholder’s resale to the Founder of the Shares. This special power of attorney is irrevocable and is coupled with an interest.

5. PLEDGE OR HYPOTHECATION.

The Shareholder shall not pledge, assign or hypothecate any or all of his Shares or any of his right or interest therein except as provided in this Agreement without the prior written consent of the Founder.

6. ENDORSEMENT ON STOCK CERTIFICATE.

All certificates of stock of the Company representing the Shares shall be endorsed with the following statement:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A SHAREHOLDERS’ AGREEMENT DATED [ ], A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY, ALL OF THE PROVISIONS OF WHICH ARE INCORPORATED HEREIN BY REFERENCE.”

A copy of this Agreement shall be delivered to the Secretary of the Company and shall be shown by him to any person making inquiries concerning it.

7. SUBSTITUTION OF SHARES.

In the event the Company enters into a reverse merger transaction with a publicly traded shell company or similar business combination, any shares issued to the Shareholder in exchange for the Shares in said transaction will be subject to this Agreement.

8. TERMINATION OF AGREEMENT.

This Agreement shall terminate, except for any continuing duty of the Founder to make payments for Shares previously purchased pursuant to this Agreement, on the first to occur of the following:

A. Upon written notice of the Founder; or

B. A date ten (10) years from the date first above written.

9. TRANSFER AS GIFT.

Shares of the Company may not be transferred by gift to a transferee other than a party described in Paragraph 2E of this Agreement unless the Founder consents in writing. The Shareholder may, however, declare himself trustee of all or any of the Shares for the benefit of others on the condition that (i) the Shareholder shall remain the Shareholder of record of the Shares, and (ii) the Shares shall remain subject to the terms and conditions of this Agreement. Any such transfer which would impair the S status of the Company under the Internal Revenue Code of 1986, as amended (if an S election is then in effect), would, however, be null and void in the absence of the appropriate approval of the Shareholders pursuant to the terms of this Agreement.

10. SPECIFIC PERFORMANCE.

If the Shareholder makes an offer to sell, hypothecate, pledge, assign or transfer his Shares without compliance with this Agreement (the “Defaulting Shareholder”), or if any person who acquires Shares in any manner in contravention of this Agreement fails to disclose to the Founder the person from whom and the price and terms on which he acquired the Shares, then, if the failure continues for five (5) days after written notice to said person or the Shareholder, the Founder may institute and maintain a proceeding to compel performance of this Agreement by the Shareholder. Any transfer or attempted transfer of the Shares in contravention of this Agreement shall be null and void, and of no force or effect. This Paragraph shall not be construed as limiting in any way the right of the Founder to pursue any other remedy available to him to enforce the provisions of this Agreement or to bring an action for damages based on the breach of any provision of this Agreement.

11. NOTICE.

Whenever provision is made herein for the giving, service or delivery of any notice, the notice shall be in writing and shall be deemed to have been duly given, served or delivered, whether on personal delivery or on mailing the same by certified mail, return receipt requested, addressed to the Shareholder at his last known address (unless otherwise notified, the Shareholder’s address is listed in Schedule 1 hereto), and to the Founder at his last known address (unless otherwise notified, the Founder’s address is listed in Schedule 1 hereto).

12. BENEFIT.

This Agreement shall be binding upon and operate for the benefit of the Shareholder and the Founder and their respective executors, administrators, successors and assigns.

13. APPROVAL AND AMENDMENT.

Except as set forth in Paragraph 2, no waiver or amendment of this Agreement shall be valid unless in writing and duly executed by all of the parties to this Agreement against whom the amendment or waiver is sought to be enforced. No evidence of any waiver or modification shall be received into evidence in any proceedings, arbitration or litigation between the parties relating to this Agreement, or the rights or obligations of the parties hereunder, unless the waiver or modification is in writing, duly executed. The parties further agree that the provisions of this Paragraph may not be waived except as herein set forth. This Agreement and the agreements referred to herein are the entire agreement of the parties hereto and supersede any and all other agreements, written and oral, previously made.

14. GOVERNING LAW.

This Agreement shall be construed, interpreted and governed for all purposes by the laws of the State of California. Venue for all legal proceedings initiated under this Agreement will be in the County of Los Angeles, State of California.

15. SEVERABLE PROVISIONS.

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or for any reason unenforceable, in whole or in part, the remaining provisions (and any partially unenforceable provisions to the extent they are enforceable) shall nevertheless be binding and enforceable. Further, if a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, such court may interpret, construe, rewrite or revise such provision, to the fullest extent allowed by law, so as to make it valid and enforceable consistent with the intent of the parties hereto.

16. FURTHER ACTS.

Each party hereto agrees to perform any further acts, vote his Shares in any manner, and execute and deliver any documents which may reasonably be necessary or desirable to carry out the provisions of this Agreement. On any purchase by the Founder of Shares pursuant to this Agreement, the Shareholder shall deliver to the Company for cancellation stock certificates evidencing the Shares so purchased.

17. COUNTERPARTS.

Each party to this Agreement may sign a counterpart separate from all other parties to this Agreement, and every counterpart taken together shall constitute one agreement. The Company must execute each counterpart.

18. ATTORNEYS’ FEES.

The parties hereto agree that the prevailing party in any action brought to enforce any of the terms and provisions of this Agreement shall be entitled to its reasonable attorneys’ fees and costs incurred in connection with the action.

19. ARBITRATION.

Any dispute under this Agreement will be resolved by binding arbitration conducted in accordance with the rules and procedures of the American Arbitration Association as they are then in effect in the County of Los Angeles, State of California. In order to select an arbitrator, each party to the dispute will select an arbitrator of its choice, and those selected arbitrators will then select by mutual agreement a single arbitrator for the proceeding. The decision of the arbitrator shall be final and binding on the parties to this Agreement, and judgment thereon may be entered in the Superior Court for the County of Los Angeles or any other court having jurisdiction. Each party to this Agreement will advance one-half of the arbitrator’s fees; however, all costs of the arbitration proceeding to enforce this Agreement, including attorneys’ fees and witness expenses, shall be paid by the party against whom the arbitrator rules. It is expressly agreed that the parties to any such arbitration may take discovery as contemplated and provided for by California Code of Civil Procedure §1283.05. Notwithstanding anything herein to the contrary, the parties hereto will not be required to submit a claim to arbitration if the claim is for temporary or preliminary equitable or injunctive relief that could not practicably be heard in a timely fashion through the arbitration process.

20. RELEASE OF LIABILITY.

Founder makes no representations or warranties regarding the Shares subject to this Agreement. Shareholder hereby releases Founder from any and all damages or liability related to the Shares covered by this Agreement, including but not limited to the value of the Shares, any tax consequences incurred by the Shareholder as a result of the sale of the Shares subject to this Agreement, or the transferability of the Shares subject to this Agreement.

21. REPRESENTATION.

All parties hereto waive any conflict that may be created by virtue of having this Agreement prepared by counsel to the Company.

IN WITNESS WHEREOF, the parties have signed this Agreement on the date first hereinabove set forth.

“Founder”

Charles Rice

“Shareholder”

SPOUSAL CONSENT

The undersigned, the spouse of the Shareholder, hereby consents to his/her spouse’s execution of the Shareholders’ Agreement in regard to the Shares of InterMetro Communications, Inc., dated [            ], and agrees to be bound by the terms of the above-mentioned Agreement. The undersigned hereby irrevocably appoints his/her spouse as agent for the undersigned for the purpose of executing or performing any actions directly or indirectly relating to InterMetro Communications, Inc. and the above-mentioned Agreement, including, without limitation, amendments, supplements, waivers, consents, or approvals under the Agreement without further signature or consent of or notice to the undersigned.

SCHEDULE 1 TO THE

SHAREHOLDERS’ AGREEMENT

SCHEDULE 1 TO THE

SHAREHOLDERS’ AGREEMENT

Name and Address of Shareholder	Number of Shares Owned

Address of Founder